Exhibit 5.1

[Letterhead of Hunton & Williams LLP]

December 16, 2008

The Board of Directors

Altria Group, Inc.

6601 West Broad Street

Richmond, Virginia 23230

Altria Group, Inc.

Registration of Shares for Deferred Profit-Sharing Plan for Salaried Employees,

Deferred Profit-Sharing Plan for Tobacco Workers,

Deferred Profit-Sharing Plan for Craft Employees

Ladies and Gentlemen:

We have acted as counsel to Altria Group, Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 54,400,000 shares of the Company’s common stock, $0.33 1/3 par value (the “Shares”), together with an indeterminate amount of interests (the “Interests”), to be offered pursuant to the Deferred Profit-Sharing Plan for Salaried Employees (the “DPS Salaried Employees Plan”), the Deferred Profit-Sharing Plan for Tobacco Workers (the “DPS Tobacco Workers Plan”) and the Deferred Profit-Sharing Plan for Craft Employees (the “DPS Craft Employees Plan”). The DPS Salaried Employees Plan, the DPS Tobacco Workers Plan and the DPS Craft Employees Plan are collectively referred to herein as the “401(k) Plans.”

This opinion is being furnished to you in accordance with Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In rendering this opinion, we have relied upon, among other things, our examination of the 401(k) Plans and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1. the Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority to issue the Shares;

2. the Shares have been duly authorized and, when issued in accordance with the terms of the 401(k) Plans, will be legally issued, fully paid and non-assessable; and

3. the Interests have been duly authorized and, when issued in accordance with the terms of the DPS Salaried Employees Plan, the DPS Tobacco Workers Plan and the DPS Craft Employees Plan, as the case may be, will be legally issued, fully paid and non-assessable and will constitute the binding obligations of the DPS Salaried Employees Plan, the DPS Tobacco Workers Plan and the DPS Craft Employees Plan, as the case may be.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP